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                                                                    EXHIBIT 99.2

PROXY

                      TECHNOLOGY MODELING ASSOCIATES, INC.
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The undersigned shareholder of Technology Modeling Associates, Inc., a California corporation (the "Company"), appoints Roy E. Jewell and Bennet Weintraub with full power to appoint a substitute, as the undersigned's proxy to vote and otherwise represent all shares of the Company's stock held by the undersigned at the Company's Special Meeting of Shareholders to be held at the Company at 595 Lawrence Expressway, Sunnyvale, California 95086 on January 15, 1998 at 10:00 a.m., and at any continuations or adjournments thereof, as specified below upon the following proposal and in his discretion upon such other matters as may properly come before the meeting.

    1. Proposal to approve and adopt the Agreement and Plan of Reorganization and the Merger, which transaction provides for, among other things: the Merger of a wholly-owned subsidiary of Avant! Corporation with and into TMA, with the result that TMA will become a wholly-owned subsidiary of Avant! and the conversion of each outstanding share of Common Stock into a fraction of a share of Common Stock of Avant! equal to the Exchange Ratio, all as described in the accompanying Joint Proxy Statement/Prospectus.

            / /  FOR            / /  AGAINST            / /  ABSTAIN
                                          Date _________________________________
                                          ______________________________________
                                          ______________________________________

                                                       Signature(s)

                                          Note: Please date and sign exactly as
                                          name appears hereon. When signing as
                                          attorney, personal representative,
                                          executor, administrator, trustee or
                                          guardian, please give full title as
                                          such. If a corporation, please sign in
                                          full corporate name by an authorized
                                          officer. If a partnership, please sign
                                          in partnership name by an authorized
                                          person.

                                          WHETHER OR NOT YOU EXPECT TO ATTEND
                                          THE MEETING, PLEASE COMPLETE, DATE AND
                                          SIGN THE ACCOMPANYING PROXY AND RETURN
                                          IT PRIOR TO THE MEETING IN THE
                                          ENCLOSED ENVELOPE.